EXHIBIT 99.2
FOR IMMEDIATE PRESS RELEASE

FOR:	PMC COMMERCIAL TRUST	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
Dallas, TX 75252

PMC COMMERCIAL TRUST ANNOUNCED THAT ARLINGTON HOSPITALITY, INC. FILED FOR BANKRUPTCY
PMC Commercial Trust
AMEX (Symbol: “PCC”)

Dallas, Texas	September 1, 2005
PMC Commercial Trust (AMEX: PCC) announced today that Arlington Hospitality, Inc. (“AHI”) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on August 31, 2005. AHI is the guarantor for obligations due from our tenant, Arlington Inns, Inc. (“AII”) which filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on June 22, 2005. In addition, AHI is obligated on a deficit note established as part of a master lease agreement. The aggregate recorded rent and related receivables from AHI and AII as of June 30, 2005 was approximately $3.0 million. Our serviced loan portfolio includes four loans collateralized by properties owned by AHI with an aggregate outstanding balance of approximately $6.2 million.
As of June 30, 2005, we owned 16 Amerihost properties, of which 13 were operated by AII and three operated on our behalf pursuant to management contracts. One of the three properties was sold during August 2005 for approximately $1.9 million, which approximated its net book value. We financed the sale through origination of a loan for $1.5 million. In addition, we have a sales contract on one of the remaining two properties operated on our behalf and there is also a sales contract on one of the 13 properties operated by AII. The net proceeds from the sale of these properties is expected to approximate our net book value. There can be no assurance that the sale of the properties under contract will be completed.
Dr. Andrew S. Rosemore, Chairman of the Board of Trust Managers stated, “It is our continued intention to dispose of our properties in as expeditious a time frame as possible within the limitations of this bankruptcy filing. We took an accounting impairment charge of approximately $1.9 million during our second quarter for those properties which we believed would net us less than our recorded book value. To the extent we have estimated that the value of a property is greater than its net book value, if we achieve those sales prices, gains will be recognized when the properties are sold. As always, we continue to focus on our core business of originating real estate secured loans.”
PMC Commercial Trust is a REIT that originates loans to small businesses secured by real estate and owns various hospitality properties.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects”, “anticipates”, “will” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements can be subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its stock, which could cause actual results to differ materially from those currently anticipated. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.